Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of December     , 2011, by and between Biju Nair (the “Executive”) and Synchronoss Technologies, Inc., a Delaware corporation (the “Company”).  Executive and the Company agree that the Employment Agreement dated as of September 1, 2011 between the Company and the Executive shall be terminated as of December 31, 2011.  Except as otherwise provided herein, defined terms are set forth in Section 10 below.

1.                                       Duties and Scope of Employment.

(a)                                  Position.  For the term of his employment under this Agreement (the “Employment”), the Company agrees to continue to employ the Executive in the position of Executive Vice President, of Product Management and Chief Strategy Officer.  The Executive shall report to the Company’s President or Chief Executive Officer or his or her designee. The Executive’s principal workplace shall be Synchronoss’ corporate offices located in Bridgewater, New Jersey, and the Executive will be expected to be at these offices approximately 60% (or three out of five days of the business week), unless travel to subsidiaries and affiliates and current and prospective customers is necessary and appropriate to the performance of the Executive’s duties or the Executive is on paid time off.

(b)                                 Obligations to the Company.  During his Employment, the Executive (i) shall devote his full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company, and (iv) shall comply with the Company’s policies and rules, as they may be in effect from time to time.

(c)                                  No Conflicting Obligations.  The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement.  The Executive represents and warrants that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that his Employment will not infringe or violate the rights of any other person.  The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

(d)                                 Commencement Date.  The Executive has previously commenced full-time Employment.  This Agreement shall govern the terms of Executive’s Employment effective as of January 1, 2012 (the “Commencement Date”) through the Term (as defined in Section 5(a) below).

2.                                       Compensation

(a)                                  Salary.  The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of not less than $320,000.  Such salary shall be payable in accordance with the Company’s standard payroll procedures.  (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Salary.”).

(b)                                 Incentive Bonuses.  The Executive shall be eligible for an annual incentive bonus with a target amount equal to 60% of his Base Salary (the “Target Bonus”).  The Executive’s bonus (if any) shall be awarded based on criteria established by the Company’s Board of Directors (the “Board”) or its Compensation Committee.  The Executive shall not be entitled to an incentive bonus if he is not employed by the Company on the last day of the fiscal year for which such bonus is payable.  Any bonus for a fiscal year shall be paid within 2½ months after the close of that fiscal year.  The determinations of the Board or its Compensation Committee with respect to such bonus shall be final and binding.

3.                                       Vacation and Employee Benefits.  During his Employment, the Executive shall be eligible for paid vacations in accordance with the Company’s vacation policy, as it may be amended from time to time, with a minimum of 20 vacation days per year.  During his Employment, the Executive shall be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4.                                       Business Expenses.  During his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder.  The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.  Notwithstanding anything to the contrary herein, except to the extent any expense or reimbursement provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (c) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit.

5.                                       Term of Employment.

(a)                                  Employment Term.  The Company hereby employs Executive to render services to the Company in the position and with the duties and responsibilities described in Section 1 for the period commencing on the Commencement Date and ending upon the earlier of (i) three (3) years from such date, and (ii) the date Executive’s Employment is terminated in accordance with Section 5(b) (the “Term”).  After the initial three-year term of this Agreement Executive’s Employment shall be “at will” and either Executive or the Company shall be entitled to terminate Executive’s Employment at any time and for any reason, with or without cause.  However, this Agreement will not govern the terms of Executive’s employment after the Term.

(b)                                 Termination of Employment.  The Company may terminate the Executive’s Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Executive 30 days’ advance notice in writing.  The Executive may terminate his Employment by giving the Company 30 days’ advance notice in writing.  The Executive’s Employment shall terminate automatically in the event of his death.  The termination of the Executive’s Employment shall not limit or otherwise affect his obligations under Section 7.

(c)                                  Rights Upon Termination.  Upon Executive’s termination of Employment for any reason, Executive shall be entitled to the compensation, benefits and reimbursements described in Sections 1, 2, 3, and 4 for the period preceding the effective date of such termination.  Upon the termination of Executive’s Employment under certain circumstances, Executive may be entitled to additional severance pay benefits described in Section 6.  The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive.  This Agreement shall terminate when all obligations of the parties hereunder have been satisfied.

(d)                                 Rights Upon Death.  If Executive’s Employment ends due to death, Executive’s estate shall be entitled to receive an amount equal to his target bonus for the fiscal year in which his death occurred, prorated based on the number of days he was employed by the Company during that fiscal year.  All amounts under this Section 5(d) shall be paid on the first regularly scheduled payroll date that occurs on or after 60 days after the Executive’s date of death.

(e)                                  Rights Upon Permanent Disability.  If Executive’s Employment ends due to Permanent Disability and a Separation occurs, Executive shall be entitled to receive (i) an amount equal to his Target Bonus for the fiscal year in which his Employment ended, prorated based on the number of days he was employed by the Company during that fiscal year, and (ii) a lump sum amount equal to the product of (A) 24 and (B) the monthly amount the Company was paying on behalf of the Executive and his eligible dependents with respect to the Company’s health insurance plans in which the Executive and his eligible dependents were participants as of the date of Separation.  The amounts payable under this Section 5(e) shall be paid on the first regularly scheduled payroll date that occurs on or after 60 days after the Executive’s Separation.

6.                                       Termination Benefits.

(a)                                  Preconditions.  Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below shall not apply unless the Executive:

(i)                                     Has executed a general release of all claims the Executive may have against the Company or persons affiliated with the Company (substantially in the form attached hereto as Exhibit A) (the “Release”);

(ii)                                  Has returned all property of the Company in the Executive’s possession; and

(iii)                               If requested by the Board, has resigned as a member of the Board and as a member of the boards of directors of all subsidiaries of the Company, to the extent applicable.

The Executive must execute and return the Release within the period of time set forth in the Release (the “Release Deadline”).  The Release Deadline will in no event be later than 50 days after the Executive’s Separation.  If the Executive fails to return the Release on or before the

Release Deadline or if the Executive revokes the Release, then the Executive will not be entitled to the benefits described in this Section 6.

(b)                                 Severance Pay in the Absence of a Change in Control.  If, during the term of this Agreement and prior to the occurrence of a Change in Control or more than 12 months following a Change in Control, the Company terminates the Executive’s Employment with the Company for a reason other than Cause or Permanent Disability and a Separation occurs, then the Company shall pay the Executive a lump sum severance payment equal to (i) one and one-half times his Base Salary in effect at the time of the termination of Employment, (ii) his average annual bonus based on the actual amounts received in the immediately preceding two years and (iii) the product of (A) 24 and (B) the monthly amount the Company was paying on behalf of the Executive and his eligible dependents with respect to the Company’s health insurance plans in which the Executive and his eligible dependents were participants as of the date of Separation.  If, during the term of this Agreement and prior to the occurrence of a Change in Control or more than 12 months following a Change in Control, Executive resigns his Employment for Good Reason and a Separation occurs, then the Company shall pay the Executive a lump sum severance payment equal to (i) one times his Base Salary in effect at the time of the termination of Employment (ii) his average annual bonus based on the actual amounts received in the immediately preceding two years and a lump sum amount equal to the product of (A) 24 and (B) the monthly amount the Company was paying on behalf of the Executive and his eligible dependents with respect to the Company’s health insurance plans in which the Executive and his eligible dependents were participants as of the date of Separation.   .   Notwithstanding anything herein to the contrary, in the event that the Executive Employment is terminated for a reason other than Cause or Permanent Disability or the Executive resigns his Employment for Good Reason under this Subsection (b) within two years after commencement of employment with the Company, then in lieu of using the average bonus received in the immediately preceding two years for the above calculation, such calculation shall use his Target Bonus in the year of termination if such termination under this Subsection (b) occurs in the first year of employment with the Company and the actual bonus the Executive received during the first year of employment with the Company if such termination under this Subsection (b) occurs in the second year of employment with the Company.  However, the amount of the severance payment under this Subsection (b) shall be reduced by the amount of any severance pay or pay in lieu of notice that the Executive receives from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act).

(c)                                  Severance Pay in Connection with a Change in Control.  If, during the term of this Agreement and within 12 months following a Change in Control, the Executive is subject to an Involuntary Termination, then (i) the Company shall pay the Executive a lump sum severance payment equal to (x) two times his Base Salary in effect at the time of the termination of Employment plus two times the Executive’s average bonus received in the immediately preceding two years and (y) a lump sum amount equal to the product of (A) 24 and (B) the monthly amount the Company was paying on behalf of the Executive and his eligible dependents with respect to the Company’s health insurance plans in which the Executive and his eligible dependents were participants as of the date of Separation , (ii) the vesting of all stock options and shares of restricted stock granted by the Company and held by the Executive shall be accelerated in full as of the date of the Involuntary Termination.  Notwithstanding anything herein to the contrary, in the event that the Executive is subject to an Involuntary Termination under this

Subsection (c) within two years after commencement of employment with the Company, then in lieu of using the average bonus received in the immediately preceding two years for the above calculation, such calculation shall use his Target Bonus in the year of the Involuntary Termination if such termination under this Subsection (c) occurs in the first year of employment with the Company and the actual bonus the Executive received during the first year of employment with the Company if such termination under this Subsection (c) occurs in the second year of employment with the Company.  However, the amount of the severance payment under this Subsection (c) shall be reduced by the amount of any severance pay or pay in lieu of notice that the Executive receives from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act).

(d)                                 Commencement of Severance Payments.  Payment of the severance pay provided for under this Agreement will be made on the first regularly scheduled payroll date that occurs on or after 60 days after the Executive’s Separation, but only if the Executive has complied with the release and other preconditions set forth in Subsection (a) (to the extent applicable).

7.                                       Non-Solicitation and Non-Disclosure.

(a)                                  Non-Solicitation.  During the period commencing on the date of this Agreement and continuing until the second anniversary of the date the Executive’s Employment terminated for any reason, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Executive’s own behalf or on behalf of any other person or entity) either (i) the employment of any employee or consultant of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates in a manner that could constitute engaging in sale of goods or services in or for a Restricted Business or otherwise interferes with Company’s relationship with such customer.

(b)                                 Non-Competition.  As one of the Company’s executive and management personnel and officer, Executive has obtained extensive and valuable knowledge and confidential information concerning the business of the Company, including certain trade secrets the Company wishes to protect.  Executive further acknowledges that during his Employment he will have access to and knowledge of Proprietary Information.  To protect the Company’s Proprietary Information, Executives agrees that during his Employment with the Company, whether full-time or half-time and for a period of 24 months after his last day of Employment with the Company, he will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a Restricted Business in a Restricted Territory.  It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock he presently owns shall not constitute a violation of this provision.

(c)                                  Reasonable.  Executive agrees and acknowledges that the time limitation on the restrictions in this Section 7, combined with the geographic scope, is reasonable.  Executive also acknowledges and agrees that this provision is reasonably necessary for the protection of Proprietary Information, that through his Employment he shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s business value which will be imparted to him.  If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)                                 Non-Disclosure.  The Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by this reference.

8.                                       Successors.

(a)                                  Company’s Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)                                 Employee’s Successors.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.                                       Taxes.

(a)                                  Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect applicable withholding and payroll taxes or other deductions required to be withheld by law.

(b)                                 Tax Advice.  The Executive is encouraged to obtain his own tax advice regarding his compensation from the Company.  The Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes the Executive’s tax liabilities, and the Executive shall not make any claim against the Company or the Board related to tax liabilities arising from the Executive’s compensation.

(c)                                  Parachute Taxes.  Notwithstanding anything in this Agreement to the contrary, if it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Total Payments”) to be made to Executive would otherwise exceed the amount (the “Safe Harbor Amount”) that could be received by Executive without the imposition of an excise tax under Section 4999 of Code, then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance the applicable provisions of Section 280G of the Code and the regulations thereunder, does not exceed the greater of the following dollar amounts (the “Benefit Limit”): (i) the Safe Harbor Amount, or (ii) the greatest after-tax amount payable to Executive after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments.  All determinations to be made under this subparagraph (c) shall be made by an independent public accounting firm selected by the Company before the date of the Change of Control (the “Accounting Firm”).  In determining whether such Benefit Limit is exceeded, the

Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for Executive pursuant to Section 7 of this Agreement, and the amount of his potential parachute payment under Section 280G of the Code shall reduced by the value of those restrictive covenants to the extent consistent with Section 280G of the Code and the regulations thereunder. To the extent a reduction to the Total Payments is required to be made in accordance with this subparagraph (c), such reduction and/or cancellation of acceleration of equity awards shall occur in the order that provides the maximum economic benefit to Executive.  In the event that acceleration of equity awards is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to Executive.  Notwithstanding the foregoing, any reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this subparagraph (c) shall be borne solely by the Company.  The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this subparagraph (c), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

(d)                                 Section 409A.  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  If the Company determines that the Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of his Separation, then (i) the severance payments under Section 6, to the extent that they are subject to Section 409A of the Code, shall commence on the first business day following (A) expiration of the six-month period measured from the Executive’s Separation, or (B) the date of the Executive’s death, and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence.

10.                                 Definitions.

(a)                                  Cause.  For all purposes under this Agreement, “Cause” shall mean:

(i)                                     An unauthorized use or disclosure by the Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)                                  A material breach by the Executive of any material agreement between the Executive and the Company;

(iii)                               A material failure by the Executive to comply with the Company’s written policies or rules;

(iv)                              The Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(v)                                 The Executive’s gross negligence or willful misconduct which causes material harm to the Company;

(vi)                              A continued failure by the Executive to perform reasonably assigned duties after receiving written notification of such failure from the Board; or

(vii)                           A failure by the Executive to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Executive’s cooperation.

(b)                                 Change of Control.  For all purposes under this Agreement, “Change of Control” shall mean the occurrence of:

(i)                                     The acquisition, by a person or persons acting as a group, of the Company’s stock that, together with other stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Company;

(ii)                                  The acquisition, during a 12-month period ending on the date of the most recent acquisition, by a person or persons acting as a group, of 30% or more of the total voting power of the Company;

(iii)                               The replacement of a majority of the members of the Board, during any 12-month period, by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

(iv)                              The acquisition, during a 12-month period ending on the date of the most recent acquisition, by a person or persons acting as a group, of the Company’s assets having a total gross fair market value (determined without regard to any liabilities associated with such assets) of 80% or more of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur unless such transaction also qualifies as an event under Treas. Reg. §1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treas. Reg. §1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or Treas. Reg. §1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets).

(c)                                  Code.  For all purposes under this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)                                 Good Reason.  For all purposes under this Agreement, “Good Reason” shall mean:

(i)                                     a change in the Executive’s position with the Company that materially reduces his level of authority or responsibility;

(ii)                                  a reduction in the Executive’s base salary by more than 10% unless pursuant to a Company-wide salary reduction affecting all Executives proportionately;

(iii)                               relocation of the Executive’s principal workplace by more than 50 miles;

(iv)                              a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction; or

(v)                                 a material reduction in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced, unless such reduction is made in connection with a reduction in the kind or level of employee benefits of employees of the Company generally.

A condition shall not be considered “Good Reason” unless the Executive gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving the Executive’s written notice.  In addition, the Executive’s resignation must occur within 12 months after the condition comes into existence.

(e)                                  Involuntary Termination.  For all purposes under this Agreement, “Involuntary Termination” shall mean either (i) the Company terminates the Executive’s Employment with the Company for a reason other than Cause or Permanent Disability and a Separation occurs, or (ii) the Executive resigns his Employment for Good Reason and a Separation occurs.

(f)                                    Permanent Disability.  For all purposes under this Agreement, “Permanent Disability” shall mean the Executive’s inability to perform the essential functions of the Executive’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

(g)                                 Proprietary Information.  For all purposes under this Agreement, “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, Proprietary Information includes (i) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; and (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of other employees of the Company.

(h)                                 Restricted Business.  For all purposes under this Agreement, “Restricted Business” shall mean the design, development, marketing or sales of software, or any other process, system, product, or service marketed, sold or under development by the Company at the time Executive’s Employment with the Company ends.

(i)                                     Restricted Territory.  For all purposes under this Agreement, “Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business.

(j)                                     Separation.  For all purposes under this Employment Agreement, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

11.                                 Miscellaneous Provisions.

(a)                                  Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)                                 Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Whole Agreement.  This Agreement and the Proprietary Information and Inventions Agreement supersede and replace any prior agreements, representations or understandings (whether oral or written and whether express or implied) between the Executive and the Company and constitute the complete agreement between the Executive and the Company regarding the subject matter set forth herein.

(d)                                 Choice of Law and Severability.  This Agreement shall be interpreted in accordance with the laws of the State of New Jersey (except their provisions governing the choice of law).  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.  If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law.  All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(e)                                  No Assignment.  This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time.  The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(f)                                    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Biju Nair

SYNCHRONOSS TECHNOLOGIES, INC.

By
Stephen G. Waldis
President and Chief Executive Officer